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                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-88205

                             PROSPECTUS SUPPLEMENT NO. 1 DATED December 20, 1999
                                            to Prospectus Dated October 27, 1999


                                   eBAY INC.

                                663,682 SHARES

                                 COMMON STOCK


     This prospectus supplement supplements the prospectus dated October 27, 1999 of eBay Inc. relating to the public offering, which is not being underwritten, and sale by selling stockholders described below, including donees, pledgees, transferees and other successors in interest that receive shares of our common stock as a gift, pledge, partnership distribution or other non-sale transfer, of 663,682 shares of our common stock that had been held by former stockholders of Butterfield & Butterfield Auctioneers Corporation. This prospectus supplement contains information on ownership of shares of our common stock following a sale of shares of our common stock from certain Irving and Varda Rabin trusts to the Irving and Varda Rabin 1992 Revocable Trust, and a subsequent gift of such shares to the Blintz Foundation on December 16, 1999. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.


                              SELLING STOCKHOLDERS

     The table on page 21 of the prospectus setting forth information concerning the selling stockholders is superseded by the following table:

                                                                                                Shares Being
Selling Stockholder                                                               Number           Offered
----------------------------------------------------------------------------  --------------  -----------------
Bernard A. Osher Revocable Trust Dated March 8, 1988........................      373,241(1)         104,661(2)
Bernard A. Osher Foundation.................................................      373,000            333,209
Irving and Varda Rabin, Trustees U/T/A dated 2/26/99, fbo Irving Rabin Trust      211,190             79,676
Varda and Irving Rabin, Trustees U/T/A dated 2/26/99, fbo Varda Rabin Trust       211,190             79,676
The Irving and Varda Rabin 1992 Revocable Trust.............................       39,679             34,659
John Gallo..................................................................       27,602             13,801
The Blintz Foundation.......................................................       18,000             18,000
(1) Includes 46,221 shares related to the sale of 111 Potrero Partners, LLC and 66,927 shares related to the sale of HBJ Partners, LLC.
(2) Includes 42,754 shares related to the sale of 111 Potrero Partners, LLC and 61,907 shares related to the sale of HBJ Partners, LLC.